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Exhibit 99.1

[DIEDRICH COFFEE COMPANY LOGOS]

Diedrich Coffee Reports Third Quarter Results and Names New CEO

        Irvine, California, April 25, 2003—Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its fiscal third quarter ended March 12, 2003. For the twelve weeks ended March 12, 2003, total revenue decreased 7.7% to $12,057,000 from $13,060,000 for the same 12-week period of fiscal 2002. This decrease was the net impact of a 13.2% decline in retail sales, an 11.0% increase in wholesale revenue, and a 10.0% decrease in franchise revenue.

        The decline in retail sales was primarily the result of planned unit closures and divestitures as well as a decrease in comparable store sales for company operated units. Wholesale revenue increased due to an improvement in office coffee service sales, which was partially offset by a decline in sales of coffee to franchisees. While the company had a net increase of 49 franchised locations worldwide since March 6, 2002, the ratio of domestic to international franchised stores declined. This resulted in a decrease in franchise revenue because the international franchise revenue is generated from a lower average royalty rate as compared to the domestic franchise royalty rate. International franchise royalty rates are generally lower than the domestic royalty rate because most of the company's international development agreements are with master franchisees who provide their sub-franchisees with the support services which the company provides directly to its domestic franchisees.

        The net loss for the 12-week period ended March 12, 2003 increased modestly to $219,000, or $0.04 per share, from a net loss of $190,000, or $0.04 per share, reported during the third quarter of the prior fiscal year.

        For the 36 weeks ended March 12, 2003, total revenue decreased 8.8% to $39,372,000 from the same period during the prior fiscal year, which consisted of a 12.3% decline in retail sales, a 2.4% decline in wholesale revenue, and a 5.1% decline in franchise revenue. Net income decreased to $483,000, or $0.09 per share, for the 36 weeks ended March 12, 2003, compared to net income of $599,000, or $0.12 per share, during the comparable period in the prior year.

        Diedrich Coffee also announced today that Roger "Rocky" M. Laverty has been named Chief Executive Officer effective April 29, 2003. Mr. Laverty fills the vacancy created by the departure of the company's former CEO in January of this year. Mr. Laverty was previously the CEO of Smart & Final, a publicly traded NYSE company. Smart & Final operates non-membership warehouse grocery stores and a foodservice distribution business. He left Smart & Final in 1998 after 19 years with the company. Since that time, Mr. Laverty has been involved in a number of venture capital financed operations. He will also become a member of the company's board of directors upon assuming the position of CEO.

        "The departure of our previous CEO in the first couple of weeks of the third quarter created a natural distraction which adversely impacted the growth of the company over this short-term period," stated Paul C. Heeschen, Diedrich Coffee's Chairman of the Board. "The Board and I are very pleased that an executive of Rocky's caliber has agreed to join Diedrich Coffee. His background and experience in the retail environment as well as in the grocery distribution channel should prove invaluable in supporting the growth of Diedrich Coffee."

        Comparable store sales for company operated locations under all three brands, combined, decreased by 4.9% for the third quarter and decreased 0.8% on a year to date basis, compared with the prior year periods. Comparable store sales for company operated Coffee People locations were positive both for the quarter and year to date periods, while company operated Diedrich Coffee and Gloria Jean's retail locations experienced negative comparable store sales for the quarter and year to date periods.

        System-wide comparable store sales at shopping mall-based Gloria Jean's stores, which includes both franchise and company operated stores open at least one year, decreased 10.4% during the third fiscal quarter compared with a year ago, and decreased 1.0% on a year to date basis. Some of this decline in comparable store sales had been anticipated due to the timing of the third fiscal quarter-end, resulting in an unfavorable sales match-up for the quarter versus a year ago (there were 6 additional peak holiday shopping season days in the prior year quarter).

        According to Matt McGuinness, Executive Vice President and Chief Financial Officer of Diedrich Coffee, "We have continued adding resources to our Gloria Jean's franchise development function and operational support infrastructure. Recent new hires in real estate, franchise sales, construction, training and operations should start to have a positive impact on new domestic franchise development activity. In addition, we recently finalized the prototype design elements for our new Diedrich Coffee remodel program, and have now completed our first coffeehouse remodel in Orange County, California. We completed a similar remodel program last year in our Coffee People brand in the Portland, Oregon market, and we believe those efforts successfully positioned that brand for the positive comparable store sales growth which we have generally seen since those remodels were completed."

        "We are very pleased that we have already exceeded our goal for fiscal 2003 of opening at least 50 new retail coffee outlets worldwide, and have in fact opened 56 new units through the end of the third quarter," continued McGuinness. "However, as a result of the company's negative comparable store sales trends during its third quarter and its slower than anticipated progress in achieving profitability in the grocery distribution channel, our confidence regarding our ability to achieve positive earnings growth and positive comparable store sales for the full fiscal year has diminished."

Conference Call

        Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call. The conference call, hosted by Paul Heeschen, Chairman and Matt McGuinness, CFO, will take place on April 25, 2003 at 9:00 a.m. Pacific Time, 12:00 p.m. Eastern Time. The conference call will be webcast simultaneously by CCBN and can be accessed at Diedrich Coffee's website home page at www.diedrich.com. Additional financial information presented on the call can be accessed by clicking the hyperlink entitled "Investor Services" at www.diedrich.com.

        A replay of the conference call will also be available by telephone at (800) 428-6051, passcode 291259 from 2:00 p.m. EST on April 25, 2003 through midnight on May 9, 2003.

About Diedrich Coffee

        With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world's highest quality coffees. The Company's three brands are Gloria Jean's Coffees, Diedrich Coffee, and Coffee People. The Company's 408 retail outlets, the majority of which are franchised, are located in 36 states and 10 foreign countries. Diedrich Coffee also sells its coffees through more than 390 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company's Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

        Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company's indebtedness, the successful management of Diedrich Coffee's growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under "Risk Factors and Trends Affecting Diedrich Coffee and its Business" in the Company's annual report on Form 10-K for the fiscal year ended July 3, 2002.

Information Contact:
Matt McGuinness, Chief Financial Officer            (949) 260-6734

DIEDRICH COFFEE, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)
($ in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended March 12, 2003	Twelve Weeks Ended March 6, 2002	Thirty-Six Weeks Ended March 12, 2003	Thirty-Six Weeks Ended March 6, 2002
Retail sales	$7,474	$8,610	$23,661	$26,971
Wholesale and other revenue	3,052	2,749	11,250	11,521
Franchise revenue	1,531	1,701	4,461	4,700

Total revenue	12,057	13,060	39,372	43,192

Cost of sales and related occupancy costs	5,906	6,324	18,907	21,432
Operating expenses	3,898	4,011	12,092	12,508
Depreciation and amortization	421	522	1,327	1,733
General & administrative expenses	2,166	1,934	6,397	6,241
Provision for (recovery of) asset impairment	(49)	367	57	389
Gain on asset disposals	(117)	(21)	(119)	(118)

Total costs and expenses	12,225	13,137	38,661	42,185

Operating income (loss)	(168)	(77)	711	1,007
Interest and other expense, net	46	113	184	392

Income (loss) before income tax provision	(214)	(190)	527	615
Income tax provision	5	—	44	16

Net income (loss)	$(219)	$(190)	$483	$599

Basic and diluted net income (loss) per share:	$(0.04)	$(0.04)	$0.09	$0.12

Shares used in per share Computations:
Basic	5,161	5,161	5,161	5,161
Diluted	5,161	5,161	5,196	5,161

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	March 12, 2003	July 3, 2002
Cash	$2,056	$2,233
Accounts receivable, net	2,723	2,215
Inventories	2,601	2,598
Other assets	20,360	21,234

Total assets	$27,740	$28,280

Accounts payable	$2,117	$2,090
Current portion of long-term debt	1,200	1,126
All other current liabilities	3,823	3,922
Long-term debt, excluding current portion	1,200	2,100
Other non-current liabilities	1,117	1,298
Total stockholders' equity	18,283	17,744

Total liabilities and stockholders' equity	$27,740	$28,280

Domestic retail units	215	237
International retail units	193	140

Total retail units (company and franchise, all brands)	408	377

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Diedrich Coffee Reports Third Quarter Results and Names New CEO